As filed with the Securities and Exchange Commission on December 15, 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lowrance Electronics, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware (State of other jurisdiction of incorporation or organization)	3812 (Primary Standard Industrial Classification Code Number)	44-0624411 (I.R.S. Employer Identification No.)

12000 East Skelly Drive
Tulsa, Oklahoma 74128
(918) 437-6881
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Lowrance Electronics, Inc. Amended and Restated 2001 Stock Option Plan

H. Wayne Cooper
320 South Boston, Suite 500
Tulsa, Oklahoma 74103-3725
(918) 582-1211
(Name, Address, including zip code and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	Per Share(4)	Offering Price(4)	Fee

Common Stock, par value of $0.10 per share	66,698(2)	$30.74	$2,050,296.52	$241.32

Common Stock, par value of $0.10 per share	50,000(3)	$30.74	$1,537,000.00	$180.91

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend, or similar adjustment of the Registrant’s outstanding common stock.

(2)	Represents 66,698 shares issued and outstanding pursuant to the plan.

(3)	Represents 50,000 shares issuable pursuant to the plan.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to the provisions of Rule 457(c) and (h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $30.74, based on the average of the high sales price ($30.99) and the low sales price ($30.49) per share of the Registrant’s common stock as reported by the Nasdaq National Market on December 9, 2004.

EXPLANATORY NOTE

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register up to 116,698 shares of its common stock issued or issuable under the Lowrance Electronics, Inc. Amended and Restated 2001 Stock Option Plan (the “Plan”).

This Form S-8 also includes a prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This reoffer prospectus may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 66,698 shares of common stock that constitute “restricted securities” that have been issued under the Plan before the filing of this Registration Statement.

Part I

Information required in the Section 10(a) Prospectus

The Registrant will send the documents containing the information specified in this Part I of Form S-8 to Plan participants as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8, the Registrant is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 under the Securities Act.

Reoffer Prospectus

Up to 66,698 Shares

Common Stock

This prospectus relates to the resale of up to 66,698 shares of our common stock, $0.10 par value, which may be offered from time to time by certain employees of Lowrance Electronics, Inc., identified under “Selling Stockholders” in this prospectus. The selling stockholders have acquired the shares pursuant to the terms of the Lowrance Electronics, Inc. Amended and Restated 2001 Stock Option Plan.

The selling stockholders may offer for sale or sell their shares in varying amounts through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the common stock in this offering. We will pay all of the expenses associated with the registration of the common stock in this offering. The selling stockholders will pay the other costs, if any, associated with any sale of common stock in this offering. The selling stockholders and any broker executing selling orders on behalf of the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

Our common stock is traded on the Nasdaq National Market under the symbol “LEIX.” On December 13, 2004, the last reported sale price of our common stock was $30.93 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should carefully consider the “Risk Factors” beginning on page 4 of this prospectus before purchasing shares of our common stock.

The date of this prospectus is December 15, 2004.

We have not authorized anyone to give any information or to make any representations concerning the offering of the common stock except that which is in the prospectus, or which is referred to under the heading “Information Incorporated by Reference” in the prospectus. If anyone gives or makes any other information or representation, you should not rely on it. The prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities that are referred to in the prospectus. The prospectus is not an offer to sell or a solicitation of any offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of the prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of the prospectus. You should also be aware that information in the prospectus may change after this date.

In this prospectus, the terms “Lowrance Electronics,” “our company,” “we,” “us,” and “our” refer to Lowrance Electronics, Inc. and include all of our consolidated subsidiaries unless the context requires otherwise.

Where you can find more information

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-8, of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement as permitted by SEC rules. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of those documents filed as exhibits to the registration statement or otherwise filed by use with the SEC for a more complete understanding of the matters involved. Each statement concerning those documents is qualified in its entirety by such reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

Information incorporated by reference

The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the common stock is sold:

•	Our Annual Report on Form 10-K for the year ended July 31, 2004.

•	Our Notice of Annual Meeting of Stockholders and Proxy Statement dated November 12, 2004.

•	Our Current Report on Form 8-K filed September 14, 2004, reporting a Regulation FD disclosure.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2004.

•	The description of our common stock contained in the registration statement on Form 8-A filed by us on December 12, 1986.

These and our other filings with the SEC are available at our web site at www.lowrance.com/company.asp. Upon request by any shareholder to the following address, a copy of these filings, without exhibits, will be furnished without charge, and a copy of the exhibits to these filings will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits: H. Wayne Cooper, Secretary, Lowrance Electronics, Inc., 12000 East Skelly Drive, Tulsa, Oklahoma 74128, (918) 437-6881.

Risk factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and other information incorporated by reference in this prospectus, including our selected consolidated financial data and related notes thereto, before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. This could cause a decline in the trading price of our common stock, and you may lose all or part of your investment.

Risks related to our business

If we are not successful in the continued development, introduction or timely manufacturing and delivery of new products, demand for our products could decrease.

The market for our technology and products is characterized by:

•	rapid technological change;
•	new and improved product introductions;
•	changing customer demands;
•	evolving industry standards; and
•	product obsolescence.

Our future success will depend on our ability to enhance our existing technology and products and to develop acceptable new technology and products on a timely basis. We have increased the number of our new product introductions from ten in fiscal 2001, 12 in fiscal 2002, 28 in fiscal 2003, and more than 30 in fiscal 2004. However, the development of enhanced and new technology and products is a complex and uncertain process requiring high levels of innovation, highly-skilled engineering and development personnel and the accurate anticipation of technological and market trends. Further, we must be able to make timely delivery of our products to our customers in order for us to remain competitive. In the future, we may not be able to identify, develop, market, deliver or support new or enhanced technology or products on a timely basis, if at all. Furthermore, our new technology and products may never gain market acceptance, and we may not be able to respond effectively to evolving consumer demands, technological changes, product announcements by competitors or emerging industry standards. Moreover, we may allocate resources to products that ultimately never come to market or that never gain market acceptance. Such an allocation may come at the expense of other potentially more successful products. Failure to stay current with new product introductions in any of our markets could make it difficult for us to regain market share in those markets when we do introduce new products. Any failure to respond to consumer preferences would likely prevent our technology and products from gaining market acceptance or maintaining market share.

We experience intense competition in all of our markets and if we are unable to compete effectively, we may not be able to maintain profitability.

The marine, consumer products and aviation markets which we serve are highly competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The principal competitors in the markets in which we serve are Garmin International, Inc., Humminbird, RayMarine and Magellan. Competition in the markets for our products is based upon a number of factors including quality, technological development, performance, service and price. In order to maintain our competitive position, we must continually enhance and improve our products and anticipate rapid, major technological innovations and changes within the industry. Our ability to anticipate and successfully respond to continuing challenges is critical to our long-term growth and we cannot assure you that we will anticipate and successfully respond to changes in our industries.

Some of our current and potential competitors, including Garmin, have substantial competitive advantages. These advantages include broader product and service offerings, greater resources for competitive activities (such as research and development and strategic acquisitions and alliances). Some of our competitors expend greater resources on sales and marketing than we do. As a result, these current and potential competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. We believe that consumer interest and confidence in our products is based in large part on a customer’s previous experience with our products, word of mouth and brand awareness. Our competitors, in contrast, may be able to use their greater resources to promote their products through heavy advertising.

We may have difficulty managing significant growth that we might experience.

We expect to continue to experience growth in the scope of our operations and the number of our employees. If significant growth occurs, it may place a considerable strain on our management team and on our operational and financial systems, procedures and controls and our liquidity needs to fund working capital and capital equipment needs. Our future success will depend in part on the ability of our management team to manage growth effectively. This could require our management to:

•	hire and train additional personnel in the United States and internationally;
•	implement and improve our operational and financial systems, procedures and controls;
•	maintain our cost structure at an appropriate level based on the revenues we generate;
•	manage multiple, concurrent development projects; and
•	manage operations in multiple time zones with different cultures and languages.

Furthermore, although we currently have capacity for future growth and expansion in our manufacturing facility in Mexico, we do not have significant available capacity for further growth during our peak manufacturing period, which lasts for approximately six weeks each year. If our growth does not occur in counter-seasonal products and markets, we may have to adjust manufacturing schedules. Also, if we do decide to pursue future acquisitions or make capital expenditures not currently anticipated, we may need to raise additional capital. No assurance can be made that we will be able to raise such capital on commercially reasonable terms, if at all.

We depend on our suppliers, some of which are the sole source for specific components, and our production could be seriously harmed if these suppliers are not able to meet our demand and alternative sources are not available, or if the costs of components rise.

We depend on a limited number of third parties to manufacture and supply critical components for our products. Our inability to acquire suitable products in a cost-effective, timely manner or the loss of one or more key vendors or freight carriers could have a negative effect on our business. We rely on sole suppliers and manufacturers for a number of key components for these products and do not have long-term agreements with any of these suppliers or manufacturers. If these parties do not perform their obligations, or if they cease to manufacture and supply components critical for our products and services, we may be unable to find other suppliers on a timely basis. We cannot be sure that alternative sources for key components used in our products will be available when needed or, if available, that these components will be available on commercially reasonable terms.

Certain component parts of our products are technologically advanced and/or specifically designed for our use and thus are presently available only through single-source suppliers, some of which are located outside of the United States. Certain other component parts are available from a number of suppliers, but we still largely rely on single-source suppliers for these parts.

With respect to plastic component parts, such as housings for our units, we, because of the expense, generally maintain only one mold for each plastic part. Although typically we own each mold and could move it to another supplier, we are limited to a single supplier for these components at any one time.

If for any reason (such as a protracted strike, war, fire, explosion, or wind damage affecting production at the supplier’s manufacturing plant, changes in import restrictions, a damaged or destroyed mold or a supplier being unable to obtain certain raw materials necessary to produce component parts), certain critical component parts were to become unavailable or the shipment of such parts were to be substantially delayed, such unavailability or delay could materially and adversely affect our ability to produce our products on a timely basis unless and until an alternative source of supply or a replacement mold could be made available. This could adversely affect our results of operations. The use of alternate components may, in some cases, require us to redesign other components or our sub-assemblies and, as a result, we could experience manufacturing delays. The extent of the impact upon our sales and earnings would depend upon the products affected and the time of year of the interruption; however, any such disruption could be material to our operations.

We rely on third-party dealers and distributors to sell our products, and disruption to these channels would harm our business.

We sell a majority of our products to third-party dealers and distributors, and thus we are subject to many risks inherent in relying on such distribution channels, including risks related to the inventory levels they elect to maintain and their willingness to support our products. If dealers and distributors attempt to reduce their levels of inventory or if they do not maintain sufficient levels to meet consumer demand, our sales could be negatively impacted.

Our dealers and distributors also sell products offered by our competitors. If our competitors offer our dealers and distributors more favorable terms, those dealers and distributors may de-emphasize or decline to carry our products. In the future, we may not be able to retain or attract a sufficient number of qualified dealers and distributors. In addition, if we are unable to maintain successful relationships with dealers and distributors or to expand our distribution channels, our business could suffer.

We are highly dependent upon the services of our founder, Darrell J. Lowrance, and our key management personnel.

Our success is greatly dependent upon the continued participation of our founder, President and Chief Executive Officer, Darrell J. Lowrance, who has acted as our Chief Executive Officer since 1964. In addition to providing general supervision and direction, he provides active direction, supervision and management of our sales, marketing and research and development efforts. Though we currently maintain key man life insurance on Mr. Lowrance in the amount of $3.0 million, the terms of Mr. Lowrance’s employment are not governed by an employment agreement and any such insurance could not fully compensate for the loss of his services. The loss of Mr. Lowrance’s professional services could have a material adverse effect on our business and operating results.

In addition to our dependence on Darrell J. Lowrance, we believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of some of our senior management team. Our management structure is comprised of relatively few senior people which, while allowing us to benefit from efficient and timely decision-making processes, exposes us to potential staffing shortfalls should certain people leave the company. If these members of the management team become unable or unwilling to continue in their present positions, our business and operating results could be materially adversely affected. In addition, as we grow and expand our product line, we may not be able to attract or retain qualified non-managerial professionals, such as engineers.

Our ability to compete is dependent in part upon our ability to protect our intellectual property. We currently do not have patents protecting most of our products and technologies.

Under our current policy, we believe that our technical and proprietary expertise and the continuation of technological advances are more important factors to the protection of our ongoing proprietary interests and markets than are our patents. Therefore, we currently do not rely on patents to protect our products and other technologies. The patents we do hold may be successfully challenged by others or otherwise become invalidated for a variety of reasons. Thus, any patents we currently have, which are all United States patents, may not provide us with a significant competitive advantage.

Third parties may claim, as they have in the past on a few occasions, that we infringe on their intellectual property rights, which could have an adverse effect on our business and financial condition. In addition, it is possible that other companies may obtain patents necessary for, or useful to, the development of products similar to our products. In that event, we may be required to obtain licenses for patents or third-party technology to develop, manufacture or market products from those companies, even in cases where we utilize the technology before any patent is granted to them. There can be no assurance that we would be able to obtain these licenses on commercially reasonable terms, if at all. Furthermore, we license certain databases from third parties for use in our GPS products in the marine, general consumer and aviation markets. There can be no assurance that these licenses will continue to be available on commercially reasonable terms, if at all. It is also our practice to protect certain of our proprietary technologies by relying on trade secret laws and non-disclosure and confidentiality agreements. However, there can be no assurance that confidentiality or trade secrets will be maintained or that others will not independently develop or obtain access to such products or technologies.

Our quarterly operating results are subject to fluctuations and seasonality.

Our operating results are difficult to predict and thus our forecasts may not be as reliable as those of companies in less volatile industries. Our quarterly operating results have historically fluctuated significantly from quarter to quarter, and may continue to fluctuate. If this occurs, the price of our stock could decline. Moreover, as we expand our operations, our operating expenses, particularly our sales, marketing and research and development costs, may increase. If revenues decrease and we are unable to reduce operating expenses rapidly, our operating results would be negatively affected.

Historically, our revenues have usually been weaker in the first (August through October) and fourth (May through July) quarters of each fiscal year. Marine products make up approximately 80% of our revenues. Consumer buying of marine products is traditionally lower in these quarters. Sales of certain of our SONAR and GPS products are traditionally concentrated in the third fiscal quarters due to increased consumer spending for such products during the beginning of the fishing season. Sales of certain of our GPS handheld products tend to be higher in our first and second fiscal quarters due to increased consumer spending for such products during the peak season for several outdoor activities, such as hunting, camping and hiking, and also due to increased consumer spending patterns on electronic devices during the holiday season. In addition, we attempt to time our new product releases to coincide with the higher consumer spending patterns, which contributes to these seasonal variations.

Covenants in our bank credit facility impose restrictions on us.

Our bank credit facility limits, among other things, our ability to incur additional indebtedness, make acquisitions and create liens on our assets. Moreover, the facility requires us to maintain specified financial ratios and satisfy financial condition tests. Events beyond our control, including changes in general economic and business conditions, may affect our ability to satisfy these covenants, which could result in a default. If an event of default occurs, the lenders could declare any amounts outstanding together with accrued interest to be immediately due and payable. On April 30, 2003 and July 31, 2004, we were in violation of one of our loan covenants. The bank waived each of these covenant violations. On April 30, 2003, we exceeded the maximum inventory level covenant. In addition to waiving this covenant violation, the bank waived the covenant for July 31, 2003 and subsequently removed the inventory covenant altogether from the facility on September 10, 2003. On July 31, 2004, we exceeded the annual $5 million limit on capital expenditures. Although the bank waived these covenant violations and, as of July 31, 2004, we were in compliance with all other covenants in our bank credit facility, we cannot assure you that if we are in default in the future that we will be able to obtain from the lenders the consents, waivers and amendments that would be necessary to prevent an acceleration of the loans.

Fluctuations in the value of foreign currencies could result in increased product costs and operating expenses.

We have production facilities located in Mexico and suppliers and distribution facilities that are located outside the United States. Some transactions relating to supply and development agreements may be conducted in currencies other than the United States dollar, and fluctuations in the value of foreign currencies relative to the United States dollar could cause us to incur currency exchange costs. In addition, some of our transactions denominated in currency other than United States dollars may be subject to currency exchange rate risk. We do not currently engage in currency hedging activities to limit the risk of exchange rate fluctuations. We cannot predict the effect of exchange rate fluctuations on our future operating results. Should there be a sustained increase in average exchange rates for the local currencies in these countries, our suppliers may request price increases, which we may not be able to pass on to our customers. Such increases would result in decreased margins which could have a material adverse effect on our business and operating results.

We are subject to additional risks associated with our international operations.

We market and sell our products outside the United States. We have a substantial number of employees located in Mexico to staff our manufacturing facility. We also have employees in Canada, Australia and Europe. Additionally, many of our customers are located outside the United States. We intend to expand our international sales and operations. We face numerous risks in doing business outside the United States, including:

•	unusual or burdensome foreign laws or regulatory requirements or unexpected changes to those laws or requirements;
•	tariffs, trade protection measures, import or export licensing requirements, trade embargoes and other trade barriers;
•	difficulties in staffing and managing foreign operations;
•	dependence on foreign distributors and their sales channels;
•	longer accounts receivable collection cycles and difficulties in collecting accounts receivable;
•	uncertain protection of intellectual property;
•	changes in foreign political or economic conditions, particularly in emerging markets;
•	currency fluctuations; and
•	potentially adverse tax consequences.

Such factors could cause our future international sales to decline.

We are required to obtain CE certification for sales in many of our international markets. Although generally we have historically obtained such certifications on a timely basis, there can be no assurance that we will be able to obtain certifications on a timely basis, if at all, in the future.

We have significant operations in Mexico and are therefore susceptible to risks associated with political, legal, trade or economic changes or instability in that country. These changes could severely harm our business by interrupting or delaying production or shipment of our products.

Our business practices in international markets are also subject to the requirements of the Foreign Corrupt Practices Act. If any of our employees is found to have violated these requirements, we could be subject to significant fines and other penalties.

We may be subject to risks associated with our products, including product liability, product recall and warranty claims.

Our current and future products may contain defects which could subject us to product liability claims, product recalls and warranty claims. If our aviation products malfunction or contain errors or defects, airplane collisions or crashes could occur resulting in property damage, personal injury or death. Malfunctions or errors or defects in our marine navigational products could cause boats to run aground or cause other wreckage, personal injury or death. If any of these events occurs, we could be subject to significant liability for personal injury and property damage. Although we maintain insurance against accident-related risks involving our products, there can be no assurance that such insurance would be sufficient to cover the cost of damages to others or that such insurance would continue to be available at commercially reasonable rates. If we are unable to maintain sufficient insurance to cover product liability costs, our business could be harmed.

Your ability to recover from our former auditors, Arthur Andersen LLP, for any potential financial misstatements is limited.

On July 10, 2002, at the recommendation of our audit committee, we dismissed Arthur Andersen LLP as our independent public accountants and engaged Deloitte & Touche LLP to serve as our independent public accountants for fiscal year 2002. Our audited consolidated financial statements for the years ended July 31, 2000 and 2001 were audited by Arthur Andersen LLP, our former independent public accountants.

Subsequently, Arthur Andersen LLP was convicted of obstruction of justice for the activities relating to its previous work for another of its audit clients and has ceased operations. We are unable to predict the impact of this conviction or whether other adverse actions may be taken by governmental or private entities against Arthur Andersen LLP. If Arthur Andersen LLP has no assets available for creditors, you may not be able to recover against Arthur Andersen LLP for any claims you may have under securities or other laws as a result of Arthur Andersen LLP’s previous role as our independent public accountants.

We could incur substantial costs as a result of violations of or liabilities under environmental laws.

Our operations are subject to laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, noise emissions, human health and safety, and the cleanup of contaminated sites. We could incur substantial costs, including cleanup costs or fines or penalties, as a result of violations of or liabilities under environmental laws or non-compliance with environmental permits required at our manufacturing facility. We cannot assure you that such costs will not have a material adverse effect on our business, results of operations or financial condition. In addition, we cannot predict what environmental laws will be enacted or amended in the future or what impact such laws may have on our operations.

Our GPS products depend upon satellites maintained by the United States Department of Defense. If a significant number of these satellites become inoperable, unavailable or are not replaced or if the policies of the United States government for the use of GPS without charge are changed, our business will suffer.

GPS is a satellite-based navigation and positioning system consisting of a constellation of orbiting satellites. The satellites and their ground control and monitoring stations are maintained and operated by the United States Department of Defense. The Department of Defense does not currently charge users for access to the satellite signals. These satellites and their ground support systems are complex electronic systems subject to electronic and mechanical failures and possible sabotage. The satellites were originally designed to have lives of 7.5 years and are subject to damage by the hostile space environment in which they operate. However, of the current deployment of satellites in place, the average age is six years and some have been operating for more than eleven years.

If a significant number of satellites were to become inoperable, unavailable or are not replaced, it would impair the current utility of our GPS products and the growth of current and additional market opportunities. In addition, there can be no assurance that the United States government will remain committed to the operation and maintenance of GPS satellites over a long period, or that the policies of the United States government that provide for the use of GPS without charge and without accuracy degradation will remain unchanged. Because of the increasing commercial applications of GPS, other United States government agencies may become involved in the administration or the regulation of the use of GPS signals. Any of the foregoing factors could affect the willingness of buyers of our products to select GPS-based products.

Any reallocation of radio frequency spectrum could cause interference with the reception of GPS signals. This interference could harm our business.

Our GPS technology is dependent on the use of radio frequency spectrum. The assignment of spectrum is controlled by an international organization known as the International Telecommunications Union, or ITU. The Federal Communications Commission, or FCC, is responsible for the assignment of spectrum for non-government use in the United States in accordance with ITU regulations. Any ITU or FCC reallocation of radio frequency spectrum, including frequency band segmentation or sharing of spectrum, could cause interference with the reception of GPS signals and may materially and adversely affect the utility and reliability of our products, which would, in turn, cause a material adverse effect on our operating results. In addition, emissions from mobile satellite services and other equipment operating in adjacent frequency bands or in the same band may materially and adversely affect the utility and reliability of our products, which could have a material adverse effect on our operating results.

Ultra-Wideband radio devices could cause interference with the reception of GPS signals. This interference could harm our business.

On May 11, 2000, the FCC issued a Notice of Proposed Rulemaking that proposes rules for the operation of Ultra-Wideband, or UWB, radio devices on an unlicensed basis in the frequency bands allocated to GPS. If the FCC issues final rules authorizing such operation, UWB devices might cause interference with the reception of GPS signals. Such interference could reduce demand for GPS products in the future. Any resulting change in market demand for GPS products could have a material adverse effect on our financial results.

Risks related to this offering

We are effectively controlled by a single stockholder who exerts considerable influence over our business affairs and may make business decisions which may not be in your best interest.

As of December 14, 2004, Darrell J. Lowrance, our founder and Chief Executive Officer, beneficially owned approximately 14.8% of our outstanding common stock. As a result, Mr. Lowrance will continue to exert substantial influence over the election of directors and over our corporate actions. This concentration of ownership may harm the market price of our common stock by, among other things:

•	delaying, deferring, or preventing a change in control of our company;
•	impeding a merger, consolidation, takeover, or other business combination involving our company;
•	causing us to enter into transactions or agreements that are not in the best interests of all stockholders; or
•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

Our common stock price is volatile.

Our common stock is quoted on The Nasdaq National Market, which has experienced and is likely to experience in the future significant price and volume fluctuations. Such future fluctuations could reduce the market price of our common stock without regard to our operating performance. From August 1, 2002 to December 14, 2004, the closing price per share of our common stock ranged from a low of $3.14 to a high of $36.71. We believe that among other factors, any of the following factors could cause the price of our common stock to fluctuate substantially:

•	changes in the market for sportfishing SONAR and GPS;
•	delays in market acceptance or implementation by customers of our products;
•	changes in length of sales cycles of or demand by our customers for existing and additional products;
•	introduction of new products by us or our competitors;
•	changes in our pricing policies or those of our competitors or suppliers;
•	changes in our mix of sources of revenues;
•	the trading volume of our common stock in the public market;
•	general economic conditions;
•	changes in foreign currency exchange rates;
•	financial market conditions;
•	acts of terrorism; and
•	threats of war.

Further, stocks in the small-cap and micro-cap segment of the market have many risks that are not as prevalent in large-cap and “Blue Chip” stocks. Often it is these risks that cause micro-cap stocks to trade at discounts to their peers. The most common of these risks is liquidity risk, which is typically caused by small trading floats and very low trading volume, which can lead to large spreads and high volatility in stock price. In addition, small-caps and micro-caps tend to have significant company specific risks that contribute to lower valuations. Investors need to be aware of the higher probability of financial default and higher degree of financial distress inherent in the small-cap and micro-cap segment of the market. The foregoing risks are in addition to risks relating to our operating performance.

Our charter documents, Delaware law and other agreements may make a takeover more difficult.

Our Restated Certificate of Incorporation and Bylaws contain provisions that could make it more difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change of control was considered favorable by you and other stockholders. These provisions provide that:

•	stockholders cannot take actions by written consent;
•	stockholders cannot call a special meeting of stockholders; and
•	stockholders must give advanced notice to nominate directors or submit proposals for consideration at stockholder meeting.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock. These provisions may also prevent changes in our management.

Forward-looking statements

Certain statements herein or in documents incorporated by reference herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on the forward-looking statements. You can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology.

The forward-looking statements reflect our current expectations and view about future events and speak only as of the date the statements were made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the “Risk factors” described above. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we do not undertake any obligation to update any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

Summary information about Lowrance Electronics

We are a leader in the design, manufacturing and marketing of a comprehensive line of high quality, cost-effective, sound navigation and ranging (SONAR) and global positioning system (GPS) products. We market and sell our products domestically and in 43 countries throughout the world, focusing on three primary product markets: marine, consumer (which includes outdoor recreational use and vehicular navigation systems) and aviation.

Approximately 80% of our total annual revenue is currently derived from sales of SONAR and SONAR/ GPS combination products to the marine market, used as fishfinders and as navigational and safety devices by inland, coastal and offshore fisherman as well as by recreational boaters. We also sell handheld and portable GPS products used in avionic and vehicular navigational applications and by outdoor enthusiasts for camping, hunting, hiking and other recreational uses, as well as accessories associated with all of our products. Revenue growth for our fiscal years ended July 31, 2002, 2003 and 2004 was 8.3%, 11.1% and 26.7%, respectively.

We are a leader in the marine electronics market, specifically in SONAR and SONAR/ GPS combination products. Our position in the market is primarily attributable to our reputation for producing high quality products, new technology development and speed to market with product innovations. We believe that these attributes will enable us to gain market share in the fast growing handheld and portable GPS product markets. Many of the design engineering and manufacturing processes in our SONAR and SONAR/ GPS production are currently being used to produce our handheld and portable GPS products. This allows us to expand faster into the GPS markets.

Our President and CEO, Darrell J. Lowrance, co-founded Lowrance in 1957. Our initial product offering was the fish LO-K-TOR, the first electronic fishfinder capable of displaying individual game fish, as well as schools of baitfish, bottom structure and water depth. Today, we market a comprehensive line of SONAR, GPS and SONAR/ GPS combination products worldwide under two brand names, Lowrance and Eagle. We market our products to dealers, distributors, mass merchants and original equipment manufacturers who in turn sell our products in the consumer marketplace. We have established a global distribution network encompassing more than 1,480 wholesale and retail customers domestically and in 43 countries throughout the world.

We are headquartered in a 116,000 square foot facility in Tulsa, Oklahoma, where we maintain design engineering, sales, marketing, testing, product distribution, customer service operations and administration. Additionally, we operate a 108,000 square foot manufacturing and design engineering facility in Ensenada, Mexico, where we manufacture all of our products. We also operate two distribution centers in Canada and Australia, our two largest markets outside of the United States.

We are a Delaware corporation. Our principal executive offices are located at 12000 East Skelly Drive, Tulsa, Oklahoma 74128 and our telephone number at such address is (918) 437-6881.

Selling stockholders

The following table sets forth, as of the date of this prospectus or a subsequent date if amended or supplemented:

•	The name of each selling stockholder and his or her relationship to us during the past three years;
•	The number of shares of common stock that each selling stockholder beneficially owns;
•	The number of securities offered pursuant to this prospectus by each selling stockholder; and
•	The amount and percentage of the common stock outstanding to be held by such selling stockholder after completion of the sale of the common stock offered pursuant to this prospectus.

The information contained in the following table may be amended or supplemented from time to time.

		No. of	No. of	No. of	Percentage
		Shares	Shares	Shares	Ownership
Name of Beneficial		Beneficially	Offered	Owned After	After the
Owner	Relationships to Lowrance Electronics	Owned	Hereby	Offering	Offering (1)
Ronald G. Weber	Executive Vice President since June 2004; Executive Vice President of Engineering and Manufacturing from July 2000 until June 2004	68,709	32,064	36,645	*

Mark C. McQuown	Vice President of Sales since February 2000	8,704	8,664	0	*

Bob G. Callaway	Vice President of Marketing since March 2000	8,664	8,664	0	*

Jane M. Kaiser	Vice President of Customer Operations since February 2000	8,653	8,653	0	*

Douglas J. Townsdin	Vice President of Finance and Chief Financial Officer since March 2000	8,653	8,653	0	*

* Less than one percent of class.

(1)	Assumes the sale of all shares offered pursuant to this prospectus and no other purchases or sales of our common stock.

Use of proceeds

We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders.

Plan of distribution

The shares of common stock may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on the Nasdaq National Market or in private transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders and any persons who participate in the distribution of the shares of commons stock offered pursuant to this prospectus may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any discounts, commissions or concessions provided pursuant to the sale of shares of common stock offered pursuant to this prospectus by them might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, any shares of common stock covered by this prospectus which qualify for resale pursuant to Rule 144 promulgated under the Securities Act may be resold pursuant to Rule 144 rather than pursuant to this prospectus.

There is no assurance that any of the selling stockholders will offer for sale or sell any or all of the shares of common stock covered by this prospectus.

Legal counsel

Doerner, Saunders, Daniel & Anderson, L.L.P., Tulsa, Oklahoma, as our counsel, has issued an opinion as to the legality of the shares covered by this prospectus.

Experts

The audited consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended July 31, 2004, have been so incorporated in reliance upon the report of Deloitte & Touche, LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Disclosure of commission position on indemnification
for Securities Act liabilities

Section 145 of the General Corporation Law of the state of Delaware (the “Delaware Law”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Article VIII, Section 2 of our by-laws requires that each of our present and future directors and officers (or directors and officers of some other corporation serving at our request because our interest in such corporation) shall be indemnified by us for or against all expenses, including costs and counsel fees which may reasonably be incurred by such officer or director in connection with any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative. Indemnification is prohibited, however, with respect to any matter as to which such officer or director shall be finally adjudged in any such action, suit or proceeding to have been derelict in the performance of his duties. The Board of Directors by a majority vote other than those involved in said action, suit or proceedings may advance the expenses, including legal fees and costs incurred by such officer or director in connection with an action, suit or proceeding, provided such officer of director agrees in writing to reimburse us for such fees and expenses if he shall finally be adjudged derelict in the performance of his duties. Similarly, by a majority vote of the Board of Directors, an officer or director may be indemnified for expenses incurred in proceedings that are settled or otherwise terminated.

Part II

Information required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

•	Our Annual Report on Form 10-K for the year ended July 31, 2004.

•	Our Notice of Annual Meeting of Stockholders and Proxy Statement dated November 12, 2004.

•	Our Current Report on Form 8-K filed September 14, 2004, reporting a Regulation FD disclosure.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2004.

•	The description of our common stock contained in the registration statement on Form 8-A filed by us on December 12, 1986.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports or documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the state of Delaware (the “Delaware Law”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the

\

performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Article VIII, Section 2 of our by-laws requires that each of our present and future directors and officers (or directors and officers of some other corporation serving at our request because our interest in such corporation) shall be indemnified by us for or against all expenses, including costs and counsel fees which may reasonably be incurred by such officer or director in connection with any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative. Indemnification is prohibited, however, with respect to any matter as to which such officer or director shall be finally adjudged in any such action, suit or proceeding to have been derelict in the performance of his duties. The Board of Directors by a majority vote other than those involved in said action, suit or proceedings may advance the expenses, including legal fees and costs incurred by such officer or director in connection with an action, suit or proceeding, provided such officer of director agrees in writing to reimburse us for such fees and expenses if he shall finally be adjudged derelict in the performance of his duties. Similarly, by a majority vote of the Board of Directors, an officer or director may be indemnified for expenses incurred in proceedings that are settled or otherwise terminated.

Item 7. Exemption from Registration Claimed.

All of the securities sold and issued by us to the selling stockholders who are reoffering and reselling such securities pursuant to this Registration Statement were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933 relating to sales by an issuer not involving any public offering.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Lowrance Electronics, Inc. Amended & Restated 2001 Stock Option Plan (incorporated by reference to Exhibit 10.38 to the Company’s 2003 Annual Report on Form 10-K).

5.1*	Opinion of Doerner, Saunders, Daniel & Anderson, L.L.P. regarding legality of the common stock being offered.

23.1*	Consent of Deloitte & Touche LLP.

23.2	Consent of Doerner, Saunders, Daniel & Anderson, L.L.P. (included in opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature pages).

* Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors,

officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and By-Laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on December 14, 2004.

Lowrance Electronics, Inc.
By:	/s/ Darrell J. Lowrance
Darrell J. Lowrance,
President and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Darrell J. Lowrance and Douglas J. Townsdin, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully as to all intents and purpose as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Darrell J. Lowrance Darrell J. Lowrance	President and Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2004

/s/ Douglas J. Townsdin Douglas J. Townsdin	Vice President of Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 14, 2004

/s/ George W. Jones George W. Jones	Director	December 14, 2004

/s/ M. Wayne Williams M. Wayne Williams	Director	December 14, 2004

/s/ Jason C. Sauey Jason C. Sauey	Director	December 14, 2004

Exhibit Index

Exhibit No.	Description
4.1	Lowrance Electronics, Inc. Amended & Restated 2001 Stock Option Plan (incorporated by reference to Exhibit 10.38 to the Company’s 2003 Annual Report on Form 10-K).

5.1*	Opinion of Doerner, Saunders, Daniel & Anderson, L.L.P. regarding legality of the common stock being offered.

23.1*	Consent of Deloitte & Touche LLP.

23.2	Consent of Doerner, Saunders, Daniel & Anderson, L.L.P. (included in opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on signature pages).

* Filed herewith.